EXHIBIT 99
ADDITIONAL EXHIBITS

-	Convertible Promissory Note – Common Stock dated July 15, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated July 23, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated August 9, 2010 – Robert Whelan

-	Convertible Promissory Note – Common Stock dated August 9, 2010 – Janel and Ryan Zaluski

-	Convertible Promissory Note – Common Stock dated August 31, 2010 – St. Johns, LLC

-	Convertible Promissory Note – Common Stock dated September 7, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated September 14, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated September 30, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated September 30, 2010 – St. Johns, LLC